EXHIBIT 99.1

Oil States Announces Third Quarter 2015 Adjusted Earnings Per Share of $0.11

Third Quarter Highlights:

  Reports adjusted earnings per diluted share of $0.11
  Offshore products EBITDA margins averaged 22.5%
  50% sequential increase in offshore products orders
  Offshore products book-to-bill ratio totaled 0.98x
  Repurchased over 480,000 shares of common stock

HOUSTON, Oct. 29, 2015 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the third quarter ended September 30, 2015 of $1.7 million, or $0.03 per diluted share, which included the following significant items:

  Higher effective tax rate (69.9%) due to a $3.2 million, or $0.06 per diluted share, tax valuation allowance recorded against certain of the Company's deferred tax assets
  Pre-tax charges of $0.7 million, or $0.01 per diluted share after-tax, for severance related costs

Excluding the higher effective tax rate associated with the valuation allowance and severance related costs, net income for the third quarter of 2015 would have totaled $5.6 million, or $0.11 per diluted share. These results compare to net income from continuing operations of $58.4 million, or $1.07 per diluted share, reported in the third quarter of 2014.

During the third quarter of 2015, the Company generated revenues of $258.9 million and Adjusted EBITDA (A) of $39.5 million (excluding $0.7 million for severance related costs). These results compare to revenues of $471.0 million and EBITDA (A) of $122.9 million in the third quarter of 2014, representing year-over-year declines of 45% and 68%, respectively. The persistently low commodity price environment continued to negatively impact activity levels through further reductions in the U.S. land drilling rig count, proportionately higher than normal inventory of drilled but uncompleted wells, reduced pricing for completion service offerings, and a reduction in drilling related product sales and short-cycle revenues in the offshore products segment.

Oil States' President and Chief Executive Officer, Cindy B. Taylor, stated, "Oil States' third quarter results continued to be negatively impacted by low commodity prices and the ensuing dramatic decline in U.S. land drilling and completion-related activity. Despite operating in an extremely challenging market environment, our results for the third quarter benefitted from cost reduction measures implemented earlier this year and strong offshore products segment performance. Activity declines have been particularly severe in our well site services segment where the U.S. rig count is now down 59% from peak levels in 2014. Our offshore products segment reported strong EBITDA margins and solid order bookings notwithstanding the current low commodity price environment. We achieved a book-to-bill ratio in the offshore products segment of 0.98x for the third quarter, bringing the ratio to 0.87x year-to-date. We continue to assess opportunities to invest in our company for the long-term, while prudently managing our balance sheet and monitoring our financial position."

For the first nine months of 2015, the Company reported revenues of $865.5 million and Adjusted EBITDA of $151.6 million (excluding $4.5 million of severance and downsizing related charges). For the first nine months of 2014, the Company reported revenues of $1.3 billion and Adjusted EBITDA of $325.0 million (excluding $11.0 million of charges primarily associated with the May 30, 2014 spin-off of the accommodations segment into a stand-alone, publicly traded corporation, Civeo Corporation or Civeo). Excluding the severance and downsizing related charges in the nine months ended September 30, 2015 and the spin-off related charges in the nine months ended September 30, 2014, Adjusted EBITDA would have decreased 53% year-over-year.

Net income for the first nine months of 2015 included a total of $9.1 million, or $0.18 per diluted share after-tax, from the following significant items:

  Severance and other downsizing initiatives ($4.5 million pre-tax, or $3.3 million after-tax)
  Higher effective tax rate driven by a $2.3 million deferred tax adjustment recorded in the first quarter of 2015 for certain non-deductible items
  $3.5 million tax valuation allowance recorded against certain of the Company's deferred tax assets ($3.2 million of which was recorded in the third quarter of 2015)

The results for the first nine months of 2014 included $111.4 million, or $1.34 per diluted share after-tax, of losses on debt extinguishment and Civeo spin-off related charges.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the third quarters of 2015 and 2014, respectively. The historical results of operations of the accommodations segment through the spin-off date have been reported as discontinued operations for all periods reported herein.)

Well Site Services

Well site services generated revenues of $83.2 million and EBITDA of $10.9 million in the third quarter of 2015 compared to revenues and EBITDA of $224.4 million and $77.2 million, respectively, in the third quarter of 2014. Segmental revenues and EBITDA decreased 63% and 86% year-over-year, respectively, primarily due to a 48% year-over-year decrease in the number of completion services jobs performed and a 26% year-over-year decrease in revenue per completion service job, resulting from competitive pressures and lower activity levels in the U.S. shale basins. Lower utilization in the land drilling business, which averaged 33% during the third quarter of 2015 compared with 90% in the third quarter of 2014, also negatively impacted the segmental results. Segmental EBITDA margins were 13.1% in the third quarter of 2015 compared to 12.9% in the second quarter of 2015, but were below the 34.4% reported in the third quarter of 2014.

Offshore Products

Offshore products generated revenues and EBITDA of $175.7 million and $39.5 million, respectively, in the third quarter of 2015 compared to revenues of $246.6 million and EBITDA of $60.6 million in the third quarter of 2014. Segmental revenues decreased 29% and EBITDA decreased 35% year-over-year, due to lower contributions across all of the Company's product lines, weighted primarily to drilling products and shorter cycle businesses such as elastomer products, coupled with a lower level of service activities and a backlog position that has trended lower during 2015. EBITDA margins remained strong at 22.5% in the third quarter of 2015 compared to 22.3% realized in the second quarter of 2015, but were below the 24.6% reported in the third quarter of 2014. Backlog declined 4% sequentially, totaling $394 million at September 30, 2015 compared to $409 million reported at June 30, 2015 and $543 million reported at September 30, 2014. Major backlog additions during the third quarter included orders for U.S. military products and pipeline repair products.

Income Taxes

The Company recognized an effective tax rate of 69.9% in the third quarter of 2015 compared to an effective tax rate of 35.4% in the third quarter of 2014. The higher effective tax rate in the third quarter of 2015 was due to a $3.2 million tax valuation allowance recorded against certain of the Company's deferred tax assets.

Financial Condition

The Company invested $23.6 million in capital expenditures during the third quarter of 2015. Capital expenditures related to ongoing facility expansions in the offshore products segment, primarily in the U.K., along with the addition of completion services equipment deployed to service the U.S. shale plays.

During the third quarter of 2015, the Company repurchased 482,564 shares under its authorized share repurchase program at an average price of $27.30 per share. A total of $136.8 million remains available under the current share repurchase authorization, which is scheduled to expire on July 29, 2016.

As of September 30, 2015, there was $153.8 million outstanding under the Company's revolving credit facility. Total availability under the facility as of September 30, 2015 was $406.7 million (net of standby letters of credit totaling $39.5 million).

Conference Call Information

The call is scheduled for Friday, October 30, 2015 at 11:00 am ET, is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-2782 in the United States or by dialing +1 847 413 3235 internationally and using the passcode of 40977241. A replay of the conference call will be available one and a half hours after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 40977241.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2014 filed by Oil States with the Securities and Exchange Commission on February 23, 2015.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014

Revenues	$258,886	$471,032	$865,503	$1,335,876

Costs and expenses:
Cost of sales and services	188,590	306,497	620,976	886,777
Selling, general and administrative expenses	33,126	43,734	100,732	128,181
Depreciation and amortization expense	31,730	31,076	96,742	92,970
Other operating expense (income)	(1,206)	(1,887)	(2,077)	9,524
	252,240	379,420	816,373	1,117,452
Operating income	6,646	91,612	49,130	218,424

Interest expense	(1,541)	(1,602)	(4,876)	(15,500)
Interest income	153	150	428	411
Loss on extinguishment of debt	--	30	--	(100,380)
Other income	401	235	1,221	2,571
Income from continuing operations before income taxes	5,659	90,425	45,903	105,526
Income tax provision	(3,953)	(32,048)	(18,646)	(36,545)
Net income from continuing operations	1,706	58,377	27,257	68,981
Net income (loss) from discontinued operations, net of tax	23	(1,467)	224	51,571
Net income	1,729	56,910	27,481	120,552
Less: Net income (loss) attributable to noncontrolling interest	--	(10)	--	8
Net income attributable to Oil States International, Inc.	$1,729	$56,920	$27,481	$120,544

Net income (loss) attributable to Oil States International, Inc.:
Continuing operations	$1,706	$58,387	$27,257	$68,973
Discontinued operations	23	(1,467)	224	51,571
Net income attributable to Oil States International, Inc.	$1,729	$56,920	$27,481	$120,544

Basic net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$0.03	$1.08	$0.53	$1.28
Discontinued operations	--	(0.03)	--	0.95
Net income	$0.03	$1.05	$0.53	$2.23

Diluted net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$0.03	$1.07	$0.53	$1.27
Discontinued operations	--	(0.02)	--	0.95
Net income	$0.03	$1.05	$0.53	$2.22

Weighted average number of common shares outstanding:
Basic	50,011	52,979	50,422	53,119
Diluted	50,050	53,294	50,500	53,422

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	SEPTEMBER 30,	DECEMBER 31,
ASSETS	2015	2014
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$85,715	$53,263
Accounts receivable, net	304,574	497,124
Inventories, net	226,394	232,490
Prepaid expenses and other current assets	31,325	43,789
Total current assets	648,008	826,666

Property, plant, and equipment, net	648,330	649,846
Goodwill, net	264,308	252,201
Other intangible assets, net	60,558	52,935
Other noncurrent assets	27,134	27,964
Total assets	$1,648,338	$1,809,612

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$72,345	$108,949
Accrued liabilities	61,434	96,130
Income taxes	9,056	9,195
Current portion of long-term debt and capitalized leases	515	530
Deferred revenue	28,820	48,948
Deferred tax liabilities	12,562	7,431
Other current liabilities	213	229
Total current liabilities	184,945	271,412

Long-term debt and capitalized leases (1)	159,611	146,835
Deferred income taxes	30,151	33,913
Other noncurrent liabilities	18,988	16,795
Total liabilities	393,695	468,955

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 61,564,018 shares and 60,940,734 shares issued, respectively, and 50,805,727 shares and 53,017,359 shares outstanding, respectively	616	610
Additional paid-in capital	704,402	685,232
Retained earnings	1,178,747	1,151,266
Accumulated other comprehensive loss	(42,072)	(22,100)
Common stock held in treasury at cost, 10,758,291 and 7,923,375 shares, respectively	(587,050)	(474,351)
Total Oil States International, Inc. stockholders' equity	1,254,643	1,340,657
Noncontrolling interest	--	--
Total stockholders' equity	1,254,643	1,340,657
Total liabilities and stockholders' equity	$1,648,338	$1,809,612

(1) As of September 30, 2015, the Company had approximately $406.7 million available under its revolving credit facility.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	NINE MONTHS
	ENDED SEPTEMBER 30,
	2015	2014

Cash flows from operating activities:
Net income	$27,481	$120,552
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(224)	(51,571)
Depreciation and amortization	96,742	92,970
Deferred income tax benefit	(2,862)	(20,144)
Tax impact of share-based payment arrangements	(550)	(4,585)
Provision for bad debt	(99)	3,767
Gain on disposals of assets	(907)	(1,761)
Non-cash compensation charge	16,245	19,284
Amortization of deferred financing costs	585	1,625
Loss on extinguishment of debt	--	100,380
Other, net	--	(182)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	189,882	(71,442)
Inventories	5,207	(11,534)
Accounts payable and accrued liabilities	(71,848)	(20,257)
Taxes payable	5,784	(38,990)
Other operating assets and liabilities, net	(12,959)	23,238
Net cash flows provided by continuing operating activities	252,477	141,350
Net cash flows provided by discontinued operating activities	350	161,130
Net cash flows provided by operating activities	252,827	302,480

Cash flows from investing activities:
Capital expenditures	(92,314)	(142,549)
Acquisitions of businesses, net of cash acquired	(33,427)	193
Proceeds from disposition of property, plant and equipment	1,911	3,069
Other, net	(491)	(1,463)
Net cash flows used in continuing investing activities	(124,321)	(140,750)
Net cash flows used in discontinued investing activities	--	(119,061)
Net cash flows used in investing activities	(124,321)	(259,811)

Cash flows from financing activities:
Revolving credit borrowings, net	13,084	171,734
Repayment of 6 1/2% Senior Notes	--	(630,307)
Repayment of 5 1/8% Senior Notes	--	(419,794)
Distribution received from Spin-Off of Civeo	--	750,000
Debt and capital lease repayments	(411)	(408)
Issuance of common stock from share-based payment arrangements	2,385	8,844
Purchase of treasury stock	(104,596)	(162,053)
Tax impact of share-based payment arrangements	550	4,585
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(6,786)	(5,048)
Payment of financing costs	(2)	(3,862)
Other, net	--	1
Net cash flows used in continuing financing activities	(95,776)	(286,308)
Net cash flows used in discontinued financing activities	--	(282,204)
Net cash flows used in financing activities	(95,776)	(568,512)

Effect of exchange rate changes on cash	(278)	(3,663)
Net change in cash and cash equivalents	32,452	(529,506)
Cash and cash equivalents, beginning of period	53,263	599,306

Cash and cash equivalents, end of period	$85,715	$69,800

Oil States International, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Completion services	$ 66,734	$ 171,990	$ 254,265	$ 474,106
Drilling services	16,506	52,416	56,888	152,243

Well site services	83,240	224,406	311,153	626,349
Offshore products	175,646	246,626	554,350	709,527
Total revenues	$ 258,886	$ 471,032	$ 865,503	$ 1,335,876

EBITDA (A)
Completion services (1)	$ 9,050	$ 61,901	$ 49,845	$ 163,312
Drilling services	1,891	15,251	8,695	43,884

Well site services	10,941	77,152	58,540	207,196
Offshore products (1)	39,549	60,563	123,064	159,880
Corporate and eliminations (2)	(11,713)	(14,782)	(34,511)	(53,119)
Total EBITDA	$ 38,777	$ 122,933	$ 147,093	$ 313,957

Operating income (loss)
Completion services (1)	$ (9,991)	$ 43,242	$ (8,492)	$ 106,760
Drilling services	(4,844)	8,511	(11,725)	23,044

Well site services	(14,835)	51,753	(20,217)	129,804
Offshore products (1)	33,512	54,899	104,889	142,508
Corporate and eliminations (2)	(12,031)	(15,040)	(35,542)	(53,888)
Total operating income	$ 6,646	$ 91,612	$ 49,130	$ 218,424

Oil States International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income from continuing operations	$1,706	$58,387	$27,257	$68,973
Income tax provision	3,953	32,048	18,646	36,545
Depreciation and amortization	31,730	31,076	96,742	92,970
Interest income	(153)	(150)	(428)	(411)
Interest expense	1,541	1,602	4,876	15,500
Loss on extinguishment of debt	--	(30)	--	100,380
EBITDA (A)	$38,777	$122,933	$147,093	$313,957

Adjustments to EBITDA (1, 2):
Non-recurring charges	720	--	4,537	11,020
Adjusted EBITDA (A)	$39,497	$122,933	$151,630	$324,977

(1) Adjustments to EBITDA and operating income for the three and nine months ended September 30, 2015 included severance and other related costs of $0.2 million and $2.0 million, respectively, related to the completion services business and $0.5 million and $2.5 million, respectively, related to the offshore products segment.

(2) Adjustments to EBITDA and operating income for the nine months ended September 30, 2014 included transaction costs of $11.0 million. These costs primarily related to activities associated with the spin-off of Civeo.

(A) The terms EBITDA and Adjusted EBITDA consist of net income from continuing operations plus interest, taxes, depreciation and amortization, and certain other non-recurring items. EBITDA and Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc. and Subsidiaries
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2015	2014

Supplemental operating data:
Offshore products backlog ($ in millions)	$394.4	$542.6

Completion services job tickets	7,463	14,251
Average revenue per ticket ($ in thousands)	$8.9	$12.1

Land drilling operating statistics:
Average rigs available	34	34
Utilization	33.1%	90.1%
Implied day rate ($ in thousands per day)	$16.0	$18.6
Implied daily cash margin ($ in thousands per day)	$2.4	$5.7
CONTACT: Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860